JOINT SETTLEMENT AGREEMENT and RELEASE OF ALL CLAIMS

Re:	Hudson Petroleum Ltd. Co. v. Cardinal Energy Group, Inc. and CEGX of Texas, LLC; Cause No. 2014-038 in the 258th Judicial District Court, Shackelford County, Texas; and

Concho Oilfield Services, LLC v. Cardinal Energy Group, Inc., Cause No. 1:14-CV-00097-C in US District Court, Northern District of Texas.

1.	Concho Oilfield Services, LLC (hereinafter “Concho”), Hudson Petroleum Ltd. Co. (hereinafter “Hudson”), Cardinal Energy Group, Inc. (hereinafter “Cardinal”) and CEGX of Texas, LLC (hereinafter “CEGX”) (collectively the “Parties”) hereby agree to settle all claims and controversies between them, asserted or assertable in the cases referenced above.

2.	The consideration to be given for this settlement is as follows:

a.	Cardinal shall pay a total of $125,000 to Concho as follows:

i)	Cardinal will pay the sum of $75,000 to Concho within 30 days after this agreement is executed;

ii)	Cardinal will pay the sum of $25,000 to Concho within 60 days after this agreement is executed; and

iii)	Cardinal will release all claims to the $25,000 deposit currently held by Concho.

b.	Concho will provide a rig and necessary ancillary equipment and will use commercially reasonable efforts to repair the Dawson-Conway 195B 5B well. Concho will work diligently until the well is repaired, although in no event will Concho be required to spend more than five (5) days working on said repairs. Concho’s repair efforts shall be made at no cost to Cardinal or CEGX. Concho will perform such work within 45 days after the execution of this agreement.

c.	In the event that Concho is unable to repair the Dawson-Conway 195B 5B well within five (5) days, Concho agrees to pay a fee, not to exceed $25,000, to a specialized fishing company of Cardinal’s choice.

d.	In the event that Dawson-Conway 195B 5B well remains inoperable after items “b” and “c” have been performed, Cardinal reserves the right to instruct Concho to plug the Dawson Conway 195B 5B well, and Concho agrees to perform such work at no cost to Cardinal; however, in no case shall Concho be required to spend more than two (2) additional days performing plugging work on the well.

JOINT SETTLEMENT AGREEMENT and RELEASE OF ALL CLAIMS

e.	Cardinal will assign to Hudson a 5% carried working interest in the Dawson Conway properties if they become cash flow positive. The carried working interest shall expire on the earlier of: (1) February 29, 2020; or (2) if the Dawson Conway properties are sold to a third-party, on the date of the closing of such sale; and

f.	The terms of this settlement are strictly confidential and shall not be disclosed by any party unless required by law.

3.	The referenced styled and numbered causes shall be resolved by mutual agreed orders of dismissal with prejudice with costs and attorneys’ fees taxed to party incurring the same. The mutually agreed orders of dismissal shall be filed no later than fifteen days after the signing of this agreement.

4.	Concho and Hudson hereby fully, finally, and forever release and discharge Cardinal and CEGX from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, dues, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, extents, executions, sums of money, damages, judgments, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which it ever had or may presently have against Cardinal and CEGX. The time period for this release is from the beginning of time up to and including the date of this Agreement and includes claims under any federal, state, or local statute, regulation, ordinance, order, common law doctrine or rule, or any other legal basis whatsoever for asserting a claim.

5.	Cardinal and CEGX hereby fully, finally, and forever release and discharge Concho and Hudson from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, dues, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, extents, executions, sums of money, damages, judgments, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which it ever had or may presently have against Concho and Hudson. The time period for this release is from the beginning of time up to and including the date of this Agreement and includes claims under any federal, state, or local statute, regulation, ordinance, order, common law doctrine or rule, or any other legal basis whatsoever for asserting a claim.

6.	Each signatory hereto warrants and represents the following:

a.	He or she has authority to bind the parties for whom this signatory acts; and

JOINT SETTLEMENT AGREEMENT and RELEASE OF ALL CLAIMS

b.	The claims, suits, rights and/or interests which are the subject matter hereto are owned by the patty asserting same, have not been assigned, transferred or sold and are free of encumbrances.

7.	If any party fails to abide by this agreement and suit is brought to enforce the agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses.

8.	In addition to Paragraph 4 above, Cardinal and CEGX specifically agree to forever release and hold harmless Concho and Hudson, and Zurich American (hereinafter INSURER), Zurich Insurance Group, Zurich North America and each of their respective agents, servants, employees, successors, heirs, insurance carriers, attorneys and assigns, from any and all actions or causes of action, claims or demands, which in any way arose out of work performed by Concho and Hudson on behalf of Cardinal and/or CEGX, including, but not limited to, any liability associated with alleged damage caused to the Dawson Conway 195 B 5B well, and as to any and all claims asserted or which could have been asserted by Cardinal and/or CEGX in either case above and in particular, as set out in Defendant Cardinal Energy Group, Inc.’s First Amended Counterclaim in Cause No. 1:14-CV-00097-C in US District Court, Northern District of Texas. FURTHER, Cardinal and CEGX agree to indemnify and hold harmless Concho and Hudson, their agents and INSURER, from any and all claims, whether now known or unknown, made by third parties as to any such work performed, or claimed to should have been performed, by Concho and Hudson on behalf of Cardinal and/or CEGX.

9.	In addition to Paragraph 5 above, Concho and Hudson specifically agree to forever release and hold harmless Cardinal and CEGX, and each of their respective agents, servants, employees, successors, heirs, insurance carriers, attorneys and assigns, from any and all actions or causes of action, claims or demands, which in any way arose out of Concho and Hudson’s claims for non-payment of invoices for services rendered by Concho and Hudson, and as to any and all claims asserted or which could have been asserted by Concho and/or Hudson in either case above and in particular, as set out in Plaintiff’s Original Petition in each of the referenced causes of action. FURTHER, Concho and Hudson agree to indemnify and hold harmless Cardinal and CEGX, their agents and INSURER, from any and all claims, whether now known or unknown, made by third parties as to any claims for non-payment of invoices for services rendered by Concho and Hudson on behalf of Cardinal and/or CEGX.

10.	This agreement is made and performable in Shackelford County, Texas. The sole and exclusive venue and jurisdiction to enforce or adjudicate disputes concerning this agreement shall be ONLY in Shackleford County District Court. Suit may be filed in no other venue or jurisdiction.

11.	Each signatory to this settlement has entered into same freely and without duress after having consulted with attorneys and professionals of his or her choice.

JOINT SETTLEMENT AGREEMENT and RELEASE OF ALL CLAIMS

12.	The parties intend to be immediately bound by this settlement agreement. The parties stipulate to all facts necessary for the Courts to render judgment on this settlement agreement for which the parties waive all requirements of pleadings and summary judgment motion procedure and stipulate to the entry of judgments hereon. Only modifications in writing, signed by all parties and their counsel, if any, shall be enforceable. Disputes about this agreement shall by submitted to mediation prior to any lawsuit being filed.

Signed this 9 day of March 2015 by:

/s/ Randy D. Hudson
Randy Hudson, on behalf of Concho Oilfield Services, LLC and Hudson Petroleum, Ltd.

Signed this __ day of March 2015 by:

/s/ Timothy W. Crawford
Timothy Crawford, on behalf of Cardinal Energy Group, Inc. and CEGX of Texas, LLC

JOINT SETTLEMENT AGREEMENT and RELEASE OF ALL CLAIMS